Exhibit 99.1

NextGen Healthcare Announces Agreement to Acquire Medfusion, Inc.

Leading Patient Experience Platform Advances Company’s Market Position

Irvine, Calif.— November 13, 2019 – NextGen Healthcare, Inc. (NASDAQ:NXGN) (“NextGen Healthcare” or “the Company”), a leading provider of ambulatory-focused technology solutions, today announced an agreement to acquire Medfusion, Inc. (“Medfusion”) a patient experience platform leader. The proposed acquisition is expected to close in early December 2019, subject to the satisfaction of closing conditions, including the transfer of Medfusion’s data services business out of Medfusion. The total purchase price of $43 million, subject to customary adjustments, will be paid in cash at acquisition completion.

Three powerful ambulatory care market trends make the acquisition of Medfusion a timely next step in NextGen Healthcare’s evolution:

1.	As patients assume increased financial responsibility for their healthcare, they are more actively involved in making choices based on both cost and quality
2.	High quality healthcare depends on improved access to care and information
3.	Patient experience drives patient engagement which is key to improving health outcomes

Medfusion Patient Experience Platform enables key aspects of patient-provider interactions. It includes a modern portal with an attractive, easy-to-use interface designed to run on any device. The platform includes powerful capabilities for patient intake, patient scheduling and patient payment capabilities and is used by more than 16 million patients today.

“We must further engage patients in their healthcare journey as engagement is essential for great outcomes and lowering the cost of care,” said Rusty Frantz, President and Chief Executive Officer of NextGen Healthcare. “Providing the overall experience, tools and meaningful information isn’t just essential, it is increasingly expected by today’s healthcare consumer. The acquisition of Medfusion will add a best-in-class patient access and engagement capability to NextGen Healthcare’s award-winning, fully-integrated ambulatory platform.”

“From our founding, Medfusion has been focused on patient-provider communications and making health IT work for both patients and practices,” said Kim Labow, Chief Executive Officer of Medfusion. “By joining forces with NextGen Healthcare, we will expand our market reach and accelerate NextGen’s mission of empowering the transformation of ambulatory care.”

Acquisition Terms

The acquisition agreement provides for the acquisition of all of the outstanding equity in Medfusion, but will be subject to Medfusion transferring, prior to the closing, its data services business, which is in its infancy and will be transferred out of Medfusion as Greenlight Health.

Analyst Day

NextGen Healthcare will host Analyst Day on Thursday, December 12, 2019 in New York. Event details will be published in advance.

About NextGen Healthcare, Inc.

We empower the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn and Instagram.

About Medfusion

Medfusion is redefining healthcare IT by centering on the information needs of the patient. The company’s technology breaks down interoperability barriers for industries that need patient-initiated health data. Medfusion’s robust portfolio of healthcare APIs enable patient-driven workflows to retrieve, aggregate and share health data from more than 40 leading EHRs. For more information, visit www.medfusion.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide the Company’s management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “will continue,” “potential,” “should,” “see,” “guidance,” “outlook,” “confident,” “on track” and other words of similar meaning. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates, R&D spend, other measures of financial performance, potential future plans, strategies or transactions, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) successful integration of Medfusion’s personnel, systems and business; (2) the scope, nature, impact or timing of the proposed acquisition, including among other things the integration of or with other businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs and expenses; (3) the effect of economic conditions in the industries and markets in which the Company operates in the U.S. and globally and any changes therein; (4) company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof; (5) new business and investment opportunities; (6) the ability to realize the intended benefits of organizational changes; (7) the outcome of legal proceedings, investigations and other contingencies; (8) negative effects of the announcement or pendency of the proposed acquisition on the market price of the Company’s common stock and/or on its financial performance; (9) the occurrence of events that may give rise to a right of one or both of the parties to terminate the agreement; (10) the possibility that the anticipated benefits from the proposed acquisition cannot be realized in full or at all or may take longer to realize than expected, including risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction; (11) risks associated with transaction-related litigation; and (12) the possibility that any opinions, consents, approvals or rulings required in connection with the separation transactions will not be received or obtained within the expected time frame, on the expected terms or at all. There can be no assurance that the proposed acquisition will in fact be consummated in the manner described or at all. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of NextGen Healthcare on Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and NextGen Healthcare assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Media Contact:

NextGen Healthcare

Cynthia Ragland

(949) 255-2600 x 75416

cragland@nextgen.com

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

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